Registration No. 333-279680

Registration No. 333-272643

Registration No. 333-239337

Registration No. 333-225436

Registration No. 333-181712

Registration No. 333-147476

Registration No. 333-130143

Registration No. 333-82424

Registration No. 333-58118

Registration No. 333-32544

Registration No. 333-73443

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8 REGISTRATION STATEMENT NO. 333-279680

FORM S-8 REGISTRATION STATEMENT NO. 333-272643

FORM S-8 REGISTRATION STATEMENT NO. 333-239337

FORM S-8 REGISTRATION STATEMENT NO. 333-225436

FORM S-8 REGISTRATION STATEMENT NO. 333-181712

FORM S-8 REGISTRATION STATEMENT NO. 333-147476

FORM S-8 REGISTRATION STATEMENT NO. 333-130143

FORM S-8 REGISTRATION STATEMENT NO. 333-82424

FORM S-8 REGISTRATION STATEMENT NO. 333-58118

FORM S-8 REGISTRATION STATEMENT NO. 333-32544

FORM S-8 REGISTRATION STATEMENT NO. 333-73443

UNDER

THE SECURITIES ACT OF 1933

Heidrick & Struggles International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-2681268
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

233 South Wacker Drive

Suite 4900

Chicago, Illinois 60606-6303

(Address of Principal Executive Offices)(Zip Code)

1998 Heidrick & Struggles GlobalShare Program I

1998 Heidrick & Struggles GlobalShare Program II

Heidrick & Struggles International, Inc. Restricted Stock Unit Plan

Heidrick & Struggles, Inc. 401(k) Profit Sharing and Retirement Plan

Heidrick & Struggles International, Inc. Deferred Compensation Plan

Heidrick & Struggles International, Inc. Deferred Compensation Plan for UK Employees

Heidrick & Struggles International, Inc. U.S. Employees Deferred Compensation Plan

2007 Heidrick & Struggles GlobalShare Program

2012 Heidrick & Struggles GlobalShare Program

Second Amended and Restated Heidrick & Struggles 2012 GlobalShare Program

Third Amended and Restated Heidrick & Struggles 2012 GlobalShare Program

Fourth Amended and Restated Heidrick & Struggles 2012 GlobalShare Program

Fifth Amended and Restated Heidrick & Struggles 2012 GlobalShare Program

(Full title of the plans)

Tracey Heaton

Chief Legal Officer & Corporate Secretary

233 South Wacker Drive

Suite 4900

Chicago, Illinois 60606-6303

(312) 496-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Colin Diamond

Paul Hastings LLP

200 Park Avenue

New York, NY

(212) 318-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “SEC”) by Heidrick & Struggles International, Inc. (the “Registrant”) (collectively, the “Registration Statements”), to deregister any and all securities that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration No. 333-73443, filed with the SEC on March 5, 1999, registering 3,721,667 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) for issuance under the 1998 Heidrick & Struggles GlobalShare Program I and 1998 Heidrick & Struggles GlobalShare Program II;

•	Registration No. 333-32544, filed with the SEC on March 15, 2000, registering 395,000 shares of Common Stock for issuance under the Heidrick & Struggles International, Inc. Restricted Stock Unit Plan;

•

Registration No. 333-58118, filed with the SEC on April 2, 2001, registering 200,000 shares of Common Stock for offer and sale under the Heidrick & Struggles, Inc. 401(k) Profit Sharing and Retirement Plan;

•

Registration No. 333-82424, filed with the SEC on February 8, 2002, registering 750,000 shares of Common Stock for issuance under the Heidrick & Struggles International, Inc. Deferred Compensation Plan (the “U.S. Plan”) and the Heidrick & Struggles International, Inc. Deferred Compensation Plan for UK Employees (the “UK Plan,” and together with the U.S. Plan, the “Plans”), together with an indeterminate number of shares of Common Stock that may have become issuable pursuant to the Plans as a result of a stock split, stock dividend, or similar adjustment, and $15,000,000 of unsecured deferred compensation obligations to pay deferred compensation in the future in accordance with the Plans;

•

Registration No. 333-130143, filed with the SEC on December 5, 2005, registering $30,000,000 of unsecured deferred compensation obligations to pay deferred compensation in the future in accordance with the Heidrick & Struggles International, Inc. U.S. Employees Deferred Compensation Plan;

•	Registration No. 333-147476, filed with the SEC on November 16, 2007, registering 4,403,386 shares of Common Stock for issuance under the 2007 Heidrick & Struggles GlobalShare Program;

•	Registration No. 333-181712, filed with the SEC on May 25, 2012, registering 1,971,528 shares of Common Stock for issuance under the 2012 Heidrick & Struggles GlobalShare Program;

•

Registration No. 333-225436, filed with the SEC on June 5, 2018, registering 1,550,000 shares of Common Stock for issuance under the Second Amended and Restated Heidrick & Struggles 2012 GlobalShare Program;

•

Registration No. 333-239337, filed with the SEC on June 22, 2020, registering 500,000 shares of Common Stock for issuance under the Third Amended and Restated Heidrick & Struggles 2012 GlobalShare Program;

•

Registration No. 333-272643, filed with the SEC on June 14, 2023, registering 1,060,000 shares of Common Stock for issuance under the Fourth Amended and Restated Heidrick & Struggles 2012 GlobalShare Program; and

•

Registration No. 333-279680, filed with the SEC on May 23, 2024, registering 649,000 shares of Common Stock for issuance under the Fifth Amended and Restated Heidrick & Struggles 2012 GlobalShare Program.

Pursuant to the Agreement and Plan of Merger, dated as of October 5, 2025, by and among the Registrant, Heron BidCo, LLC, a Delaware limited liability company (“Parent”), and Heron Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) on December 10, 2025, with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, all of the securities that have been registered for issuance and that remain unsold at the termination of the offering, the Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of each of the Registration Statements and removes and withdraws from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on December 10, 2025.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By:	/s/ Tracey Heaton
Tracy Heaton Chief Legal Officer & Corporate Secretary

Pursuant to Rule 478 under the Securities Act, as amended, no other person is required to sign this Post-Effective Amendment.